Exhibit 10.3

AGREEMENT, dated as of November 29, 2005 (“Agreement”), between Green Bus Lines, Inc. (“Green”), Command Bus Company, Inc. (“Command”), Triboro Coach Corp. (“Triboro”), and Jamaica Buses, Inc. (“Jamaica”) (Green, Command, Triboro and Jamaica collectively, the “Transit Alliance Companies”); Varsity Transit, Inc. (“Varsity”), GTJ Co., Inc. (“GTJ”) and The City of New York, a municipal corporation acting through the Office of the Mayor, with an office at City Hall, New York, New York 10007 (“City”) (Transit Alliance Companies, Varsity, GTJ and the City collectively referred to as the “Parties”).

BACKGROUND:

WHEREAS, the Transit Alliance Companies are engaged in the business of providing bus transportation service within New York City pursuant to operating authority granted by the City (hereinafter “Bus Service”); and

WHEREAS, the City desires to acquire certain assets of the Transit Alliance Companies and the City and the Metropolitan Transportation Authority (“MTA”) desire to have the MTA, through its subsidiary, the MTA Bus Company, Inc. (“MTA Bus Company”), provide bus service in the areas now served by Transit Alliance Companies;

WHEREAS, the Transit Alliance Companies desire to dispose of and the City desires to acquire certain assets of Transit Alliance Companies to facilitate such MTA Bus Company operations on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the City desires to lease certain real property (such leases are herein referred to collectively as, the “Real Property Leases”) of Green Bus Lines Holding Corp., Jamaica Bus Holding Corp. and Triboro Coach Holding Corporation, each a New York corporation (hereinafter collectively referred to as “Lessors”), affiliated entities controlled by the Transit Alliance Companies; and

NOW, THEREFORE, in consideration of these premises and of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I: ACQUISITION

1.1           Acquisition.

(a)           On and subject to the terms and conditions of this Agreement, the Transit Alliance Companies agree to sell and the City agrees to buy, all of their respective assets used in connection with the Transit Alliance Companies’ bus operations (the “Acquired Assets”) free and clear of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (“Lien”) other than Permitted Liens (as defined below in Section 5.2(d)), but expressly excluding the Excluded Assets (as hereinafter described and defined). The Acquired Assets include, without limitation by reason of specificity, fixtures, furniture and equipment, maintenance records, personnel records, operating schedules, the intangible value of the development, administration, and maintenance of such assets, including the value related to the development and training of employees, the value related to the development of routes and operating schedules, and going concern value or good will.

(b)           Notwithstanding anything herein to the contrary, specifically excluded from the assets of Transit Alliance Companies being purchased hereunder are the following (collectively, the “Excluded Assets”) (it being understood however that nothing in this paragraph is intended to limit or otherwise affect the City’s or Transit Alliance Companies’ respective rights and obligations with regard to Excluded Assets under the operating assistance arrangements between the Parties):  (i) all cash, cash equivalents, and investments of any kind or nature; (ii) all of Transit Alliance Companies’ accounts receivable; (iii) all escrow accounts, non-tail prepaid expenses, deferred charges, payments due from affiliates or stockholders, and security deposits; (iv) all assets of Transit Alliance Companies consumed, disposed of or otherwise used in the ordinary course of business between the date hereof and up through and including the Transition Date (as defined below); (v) all individual life insurance policies owned by Transit Alliance Companies; (vi) all rights of Transit Alliance Companies to claims for tax refunds; (vii) Transit Alliance Companies’ original corporate and financial books and records, including minutes of meetings of its board of directors and stockholders; (viii) any and all equity interests in the Lessors and all real property, including all structures thereon and leasehold improvements thereto owned by the Lessors and/or any Transit Alliance Company; (ix) the personal property identified in Exhibit 1 hereof, Exhibit 1 to be agreed upon prior to each Applicable Closing Date; (x) third-party software, information, accounting, or payroll systems licensed rather than owned by the Transit Alliance Companies, including any software systems or modifications/enhancements owned by Varsity or GTJ (“Licensed Systems”), provided that the City is entitled to paper records of the data in the Licensed Systems relating to Bus Service; and (xi) use of the names and initials for Green (i.e., GBL), Triboro (i.e., TCC), Jamaica (i.e., JB) and Command (i.e., CB).

1.2           Real Property.

(a)           The Parties acknowledge that the bus facility used by Command located at 12755 Flatlands Avenue, Brooklyn, New York (“Command Facility”) is owned by the City. Command’s occupancy of the Command Facility shall terminate and Command shall vacate the

Facility on the Applicable Transition Date (as defined below); provided that at the Closing the City shall provide to Command a release and waiver as contemplated by Section 4.2(d).

(b)           As a material term of this Agreement, the Transit Alliance Companies agree to cause Lessors, pursuant to the terms of Real Property Leases to be agreed upon by the City and the Lessors prior to Closing, to lease to the City the property located at the following locations:

•  Green Bus Line Depot and Parking Lot, 165-25 147th Ave., Jamaica, bounded by Rockaway Blvd., 147th Ave., 167th St., 146th Ave., Block 13296, Lots 7, 14 and 101, and Block 13298, Lot 11, and Block 13302, Lot 171

•  Green Bus Line Depot and Parking Lot, bounded by Rockaway Beach Blvd, B. 47th St., Edgemere Ave., and B.49th St., Block 15855, Lot 1, Block 15841, Lots 5, 7, 8, 10, 14, and 70

•  Triboro Coach Bus Depot and Parking Lot, 85-01 24th Avenue, bounded by: 23rd Ave, 85th St., 24th Ave., and 87th St., Block 1080, Lot 1

•  Jamaica Bus Line Depot and Parking Lot, 114-15 Guy R Brewer Blvd, bounded by Guy R. Brewer, Linden Blvd., 165th St., and 115th Ave., Block 12327, Lots 1, 8, and 30

Subject to Article IV hereof, the Parties agree that, for Green, Triboro, and Jamaica, the closing of the sale and transfer of the Acquired Assets and the City taking possession pursuant to the Real Property Leases are interdependent; the City taking possession under the Real Property Leases and the closing of the sale and transfer of the Acquired Assets shall occur simultaneously and neither may occur without the other.

(d)           No Right of Set-Off. No party hereto nor any of its affiliates shall have any right of set-off against any payments due to any other party or any of its affiliates pursuant to a Real Property Lease (or payments of deemed Rent pursuant to Section 4.1(b) hereof) based in whole or in part on any other agreement or arrangement.

1.3           Purchase Price. In consideration of the transfer and sale of the Acquired Assets hereunder related to each Transit Alliance Company, on the Applicable Closing Date, the City shall pay to each Transit Alliance Company, in the manner set forth in Section 4.2 and subject to the true-up described below in this Section 1.3, the following amounts:

(a)           Twenty-Five Million Dollars ($25,000,000.00), to be paid on the Applicable Closing Date or, if applicable, the Final Closing Date pursuant to Section 4.1(b) hereof, in the following amounts:

(i)       Green: Nine Million Four Hundred Sixty Thousand Dollars ($9,460,000.00);

(ii)      Command: Three Million Four Hundred and Five Thousand Dollars ($3,405,000.00);

(iii)     Triboro: Eight Million One Hundred Twenty-Five Thousand Dollars ($8,125,000.00);

(iv)     Jamaica: Four Million Ten Thousand Dollars ($4,010,000.00); and

(b)           An amount equal to the actual invoiced cost for the Transit Alliance Companies’ inventory of spare parts and fluids (fuel, motor oil, antifreeze, transmission fluid, brake fluid, etc.), provided that the Transit Alliance Companies shall represent and warrant to the City that it has paid or will pay such invoiced cost, and the liability (if any) to pay such cost shall remain with the Transit Alliance Companies. A joint audit of the inventory of all such items shall be conducted by the City and the applicable Transit Alliance Company at a mutually agreeable time prior to the Applicable Closing Date; and

(c)           An amount equal to the book value (net of accumulated depreciation) of the Transit Alliance Companies’ other tangible assets (that are Acquired Assets) as of Closing.

(d)           The sums of the amounts listed or described in Sections 1.3(a), (b), and (c) are hereinafter referred to as the “Purchase Price” for each Transit Alliance Company. The final Purchase Price for each Transit Alliance Company shall be determined after the inventory of spare parts and fluids in (b) and based upon the date of Closing for (c). The City shall pay the amounts listed in Sections 1.3(b) and (c) to the Transit Alliance Companies within thirty (30) days of the Applicable Closing Date or Final Closing Date, as the case may be. All other payments (other than the true-up amount) due in connection with the transactions contemplated hereby or otherwise contemplated hereby to be payable shall be made within thirty (30) days of the Transit Alliance Companies’ presentation of a valid request therefore accompanied by reasonable and customary backup documentation (i.e., the type and level of back-up documentation that is consistent with what is currently required under the operating assistance arrangements between the Parties). It is understood and agreed that the Transit Alliance Companies will reallocate the Purchase Price after the Closing to reflect the relative value of each Transit Alliance Company based on an appraisal that will not be completed before the Closing.

(e)           If all of the Claimants in the Non-Unionized Employees v. New York City Department of Transportation and Green Bus Lines, Inc., et al. (OSP Case No. 03-13(c)-02) (“13(c) Proceeding”) execute Settlement Authorization Forms and the City receives copies of such forms in accordance with the terms of the Settlement Agreement, agreed upon by the City and the Transit Alliance Companies in connection with the 13(c) Proceeding (the “Settlement Agreement”), the City will pay the Transit Alliance Companies an additional Five Hundred Thousand Dollars ($500,000.00), to be paid as additional Purchase Price in the following manner:

(i)       Green:  One Hundred Eighty-Nine Thousand Two Hundred Dollars ($189,200)

(ii)      Command: Sixty-Eight Thousand One Hundred Dollars ($68,100)

(iii)     Triboro: One Hundred Sixty-Two Thousand Five Hundred Dollars ($162,500)

(iv)     Jamaica: Eighty Thousand Two Hundred Dollars ($80,200)

If less than 100% of the Claimants execute Settlement Authorization Forms, the City will pay the Transit Alliance Companies an additional amount to be determined by multiplying the percentage of Claimants who have executed the Forms by $300,000. For example, if 90% of the Claimants execute Settlement Authorization Forms, the City will pay an additional $270,000 in compensation for the settlement of the 13(c) Proceeding and the related litigation brought by the individual claimants. If less than 100% of the Claimants execute Settlement Authorization Forms, the City’s payment shall be distributed as follows:

(i)       Green: 37.84%

(ii)      Command: 13.62%

(iii)     Triboro: 32.50%

(iv)     Jamaica: 16.04%

The City shall pay the amounts due under this sub-paragraph 1.3 (e) within ninety (90) days after the submission of the Settlement Authorization Forms. The Transit Alliance Companies may make more than one submission for payment hereunder accompanied by copies of supporting Settlement Authorization Forms. If the City declares the Settlement Agreement null and void in accordance with the terms of the Settlement Agreement, no payment under this sub-paragraph 1.3 (e) shall be due.

1.4                                 Transition Date. The day that a Transit Alliance Company ceases bus operations pursuant to the grant of operating authority from the City shall be the “Transition Date” for that Transit Alliance Company. The Transition Date shall be December 5, 2005 for Command; January 9, 2006 for Green; January 30, 2006 for Jamaica; February 20, 2006 for Triboro, or such other dates agreed upon by the Parties, provided that the Applicable Transition Date shall be no earlier than the Applicable Closing Date.

1.5                                 Assumption of Liabilities, Indemnification.

(a)                                  In further consideration of the transfer and sale of the Acquired Assets, on each Applicable Closing Date, the City shall assume, defend, indemnify and hold the Transit Alliance Companies, their respective current and former officers, directors, employees and stockholders harmless from and against the following  (collectively, the “Assumed Liabilities”) (it being understood that for all purposes of this Agreement, when the City has an obligation to defend, the City shall provide and control the defense with counsel through the New York City Law Department or through other counsel chosen and paid for by the City, and the Transit Alliance Companies may retain counsel to participate in the defense through counsel of the Transit Alliance Companies’ choosing at the Transit Alliance Companies’ expense; provided, however, if a conflict of interest arises between the City and any of the Transit Alliance Companies or their affiliates, the Transit Alliance Companies and/or their respective affiliates may engage counsel of their own choosing and the City shall pay or promptly reimburse the Transit Alliance Companies for the reasonable attorney’s fees and expenses of such counsel):

(i)            Irrespective of when any claim or demand is made, any and all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and maintenance of buses as part of the Transit Alliance Companies’

Bus Service up through and including the Applicable Transition Date. The Transit Alliance Companies shall reasonably cooperate with the City and any third party administrator identified by the City in the defense of any claim (and the City shall pay or reimburse the Transit Alliance Companies for  any out-of-pocket third-party costs and expenses incurred in connection with such cooperation) and the Transit Alliance Companies shall transfer any claim to the City and/or such third party administrator at the direction of the City.

(ii)           Without regard to when any claim or demand is made, any and all claims, losses, and damages alleged to arise from or relate, directly or indirectly, to the designation of Jerome Cooper or any in-house counsel of the Transit Alliance Companies as counsel of record in any or all matters involving any and all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and/or maintenance of buses as part of the Transit Alliance Companies’ Bus Service up to the Applicable Transition Date. In furtherance hereof, subject to the Transit Alliance Companies providing the City with a list of pending actions, with venue, index numbers, and names and addresses of counsel and the parties they represent, promptly after the Closing (but in no event more than 60 days thereafter) the City, at its sole cost and expense shall obtain and cause to be filed in all appropriate jurisdictions, substitutions of counsel forms with respect to all matters involving any and all claims, losses or damages for bodily injury and/or property damage resulting from or alleged to result from the operation and/or maintenance of buses as part of the Transit Alliance Companies’ Bus Service up to the Applicable Transition Date for which Jerome Cooper or any other agent or representative of the Transit Alliance Companies or their affiliates is designated as counsel of record naming counsel selected by the City to be counsel of record, for each such matter. It is expressly understood and agreed that from and after the Closing, neither Jerome Cooper nor any other agent or representative of any Transit Alliance Companies shall be required to appear as counsel in court or otherwise continue to act as counsel of record in any pending or threatened action except as necessary to effectuate substitution of counsel or where the Court does not allow a substitution of counsel (in which case, costs for such case, including attorney’s fees, will be handled in accordance with the current operating assistance arrangements subject to the reasonable and customary documentation of such expenses) .

(iii)          Any and all claims arising under Section 13(c) (“Section 13 (c)”) of the federal transit law, codified at 49 U.S.C. §5333(b), relating to this transaction and/or the transition contemplated hereby. Provided, however, that if less than 100% of the Claimants in the 13(c) Proceeding execute Settlement Authorization Forms, the City’s obligation to indemnify and hold harmless will not apply to any and all claims of the Claimants who do not execute Settlement Authorization Forms arising under Section 13(c) relating to this transaction or the transitions contemplated hereby. As a condition of this indemnification, neither the Transit Alliance Companies, Varsity, GTJ, nor any officer, director, or executive of any such companies, acting in any personal, official, or unofficial capacity, will provide any financial support, including payment of attorney’s fees, for legal services rendered subsequent to the execution of this Agreement in connection with the filing or prosecution by any individual, including prosecution of the 13(c) Proceeding or the litigation titled Hanz Andre, et al., v. The City of New York, et. al., Index No. 13423/04, currently pending in Supreme Court of the State of New York, Queens County (“Andre Litigation”) or any other arbitration, litigation or other judicial or quasi-judicial proceeding based upon, attributable to, or arising out of the expiration and/or termination of the franchise or operating authority of the Transit Alliance Companies, or the commencement by MTA Bus Company of operations in the area and/or over the routes operated by the Transit

Alliance Companies, or any action or decision of the City regarding the performance of claims work (as that term is used in connection with the Andre Litigation) performed by the Transit Alliance Companies and/or Varsity and GTJ. It is understood that the Transit Alliance Companies and/or Varsity and GTJ have paid as recently as November 16, 2005 for legal fees with respect to such matters for services previously rendered and the Transit Alliance Companies, Varsity and GTJ each agree that they will make no further payments for any such services. In addition, none of the Excluded Employees, as defined in the Settlement Agreement, shall file a claim in regard to the above. Nothing in this Agreement is or shall be deemed to be an admission on the part of the City or the Transit Alliance Companies that either the City or the Transit Alliance Companies have any liability under Section 13(c).

(iv)          It is the Parties’ understanding that Jamaica and Triboro are obligated by their collective bargaining agreement with T.W.U. Local 100 to make certain defined contributions to the T.W.U. – New York City Private Bus Lines Health Benefit Trust (“TWU Health Benefit Trust”) and that Jamaica and Triboro have no legal obligation to make any other payments to, or assume any responsibility for any deficit in the funding of, the TWU Health Benefit Trust. Further, it is the Parties’ understanding that Command and Green are obligated by their collective bargaining agreements with Amalgamated Transit Union (“ATU”) Local 1179 and ATU Local 1181 to make certain defined contributions to the health trusts relating to Command and Green (“ATU Health Benefit Trusts”) and that Command and Green have no legal obligation to make any other payments to, or assume any responsibility for any deficit in the funding of, the ATU Health Benefit Trusts. As provided in Section 2.2(f) of this Agreement, the City shall fund the operating deficit of the TWU Health Benefit Trust and the ATU Health Benefit Trusts. Operating deficit shall include all expenses in excess of required contributions through the Applicable Transition Date, including claims for benefits (including run-off of claims) and administrative expenses through final termination of the plan (including, but not limited to, preparation of required governmental reports, filing fees and reasonable actuarial, accounting and legal expenses, and the cost of providing fiduciary liability insurance for six years following the applicable termination date [, provided such coverage is available on commercially reasonable terms]). The City shall defend and hold harmless Jamaica, Triboro, Green and Command from any third party claim which alleges that Jamaica, Triboro, Green and Command are obligated to make any payment other than defined contributions through the Transition Date to the TWU Health Benefit Trust or the ATU Health Benefit Trusts, as applicable. Jamaica, Triboro, Green and Command shall reasonably cooperate with the City in the defense of any such claim and the City shall pay or reimburse for any out-of-pocket third-party costs and expenses incurred in connection with such cooperation.

(v)           Any and all funding obligations, claims, losses, damages, fines, costs, and expenses associated with any withdrawal, termination, freezing, or other liability related to the T.W.U.-N.Y.C. Private Bus Lines Pension Plan (the “TWU-NYC Pension Plan”), the Restated Command-Local 1181 Pension Plan (the “Command-Local 1181 Pension Plan”), the Green Bus Lines Inc. Employees’ Retirement Plan (the “Green Retirement Plan”), the Retirement Plan for Certain Employees of Green Bus Lines, Inc. (the “Green Non-Union Retirement Plan”), the Retirement Plan for Certain Employees of Command Bus Company (the “Command Non-Union Retirement Plan”), the Retirement Plan for Certain Employees of Triboro Coach Corporation (the “Triboro Non-Union Retirement Plan”) and the Retirement Plan for Certain Employees of Jamaica Buses, Inc. (the “Jamaica Non-Union Retirement Plan”), arising out of the transactions set forth in Section 2.4 or otherwise related to the termination of the Transit Alliance Companies’ operations as contemplated by this Agreement, regardless of whether such liability is triggered immediately upon the consummation of such transactions or such termination or as a result of subsequent events. For the avoidance of doubt, if and to the extent any withdrawal liability, mass withdrawal liability and reallocation liability is imposed on Jamaica or Triboro as a result of the transactions contemplated by this Agreement, the City shall timely pay such liability subject to the conditions set forth below. The TWU-NYC Pension Plan, Command-Local 1181 Pension Plan, Green Retirement Plan, Green Non-Union Retirement Plan, Command Non-Union Retirement Plan, Triboro Non-Union Retirement Plan and Jamaica Non-Union Retirement Plan are collectively referred to herein as the “Transit Alliance Pension Plans.”  As a condition of this indemnification, subsequent to execution of this Agreement, and prior to implementation of the City’s option to proceed with Section 2.4(a)(i) or (ii) below, Sections 2.4(b)(i) or (ii) below, and Sections 2.4(c)(i) or (ii) below, the applicable Transit Alliance Company shall appoint individuals selected by the City to replace the Current Trustees as the Employer Trustees or management representatives with respect to the applicable Transit Alliance Pension Plan. If a Current Trustee resigns, the City shall promptly select an individual to be appointed by the applicable Transit Alliance Company. Except that, if an agreement is reached to merge the Command-Local 1181 Pension Plan or the Green Retirement Plan with the MTA Plan, then no substitution of trustees will be required as to such plans. As a further additional condition of this indemnification, any Transit Alliance Company receiving any written notice or communication regarding withdrawal or termination liability shall immediately provide a copy of such notice or communication to the City and, at the City’s expense, take any reasonable steps directed by the City, including contesting the amount of any liability. It is understood and agreed that the indemnity provided for herein shall expressly extend in favor of all Current Trustees of any Transit Alliance Pension Plan. “Current Trustees” shall mean the Employer Trustees or management representatives as of the date prior to the applicable Transit Alliance Company appointing individuals selected by the City pursuant to the provisions of this Agreement.

(vi)          In regard to both union and non-union employees of the Transit Alliance Companies, Varsity and GTJ, any and all claims, losses or damages with respect to Accrued Leave (as hereinafter defined) in accordance with Section 2.2(d), or with regard to severance in accordance with Section 2.1(c) (other than severance with respect to which, by the express terms of Section 2.1(b) the City has no responsibility).

(vii)         Any claims made by any union or any member of any union arising under any collective bargaining agreement (“CBA”) and relating to this transaction or any of the transitions contemplated hereby, including but not limited to whether the MTA is required to assume the terms of the CBA.

(viii)        The obligation, if any, to pay additional or retrospective premiums in connection with any Workers’ Compensation Retrospective Policy.

(ix)           The obligation to pay accumulated holiday pay under Section 9(b) of the Jamaica TWU CBA and Section 9(f) of the Triboro TWU CBA or any provision of any other CBA (as defined in Section 2.1(a));

(x)            Irrespective of when any claim or demand is made, any and all claims asserted by vendors (other than Varsity, GTJ or any other affiliated entities) to the Transit Alliance Companies in regard to Bus Service, up, through, and including the Transition Date, which shall include late fees, penalties, and interest on any sums found to be due and owing on any vendor claims, if the sums found to be due and owing are for an eligible operating expense and the relevant Transit Alliance Company provided the City with a timely request for reimbursement accompanied by appropriate and customary backup documentation.

(b)                                 The City’s obligations to defend and indemnify pursuant to this section are excess to any insurance covering either the Transit Alliance Companies (other than self insurance of the Transit Alliance Companies) or Current Trustees of any Transit Alliance Pension Plan or the City and, if necessary, the Transit Alliance Companies shall cooperate in obtaining an assignment of any applicable insurance policy to the City.

(c)                                  Notwithstanding any other provision to the contrary, the City shall not be required to defend or be responsible for any attorney’s fees or costs of the Transit Alliance Companies, Varsity, and GTJ, or any of the Claimants and/or Plaintiffs related to the 13(c) Proceeding; the Andre Litigation; Green Bus, et. al., Plaintiffs, v. City of New York, Defendants, Supreme Court, Queens County Index Number 18770/04; and Green Bus Lines, Inc. et. al., Plaintiffs, v. City of New York, Defendant, United States District Court, Eastern District of New York Docket No. 03 Civ. 4849 (RJD)(CLP).

1.6                                 Excluded Liabilities. Other than the Assumed Liabilities, or as expressly set forth in another section of this Agreement, including without limitation Section 8.1 hereof, the City shall not hereby assume, become liable for, or agree to discharge any obligation or liability of the Transit Alliance Companies, known or unknown, choate or inchoate, absolute or contingent, including without limitation: (a) any current liabilities, accounts payable or trade liabilities; (b) any liability or obligation under, related to or arising from any contract assigned pursuant to Section 3.2 accruing prior to the Closing; (c) any liability or obligation of the Transit Alliance Companies to any former or current employee of the Transit Alliance Companies, including any liability or obligation to owners, officers, directors, or executives; or (d) any obligation or liability of the Transit Alliance Companies arising from a violation of law or governmental regulation (all of the foregoing being hereinafter referred to as the “Excluded Liabilities”).

ARTICLE II: EMPLOYEES AND BENEFIT MATTERS

2.1.                              Offers of Employment. The City warrants and represents to the Transit Alliance Companies that the City has arranged with the MTA Bus Company as follows (and the City shall indemnify, defend, and hold harmless the Transit Alliance Companies, Varsity and GTJ from any and all costs, losses and damages related to and obligations arising out of any failure by the MTA or the MTA Bus Company to act in accordance with the following or in accordance with any other provision of this Agreement (including without limitation Sections 2.2 – 2.5 hereof) which contemplates any action or behavior by MTA and MTA Bus Company, except to the extent that the Transit Alliance Companies, Varsity and GTJ take any action or step (other than actions or steps taken at the request of MTA or MTA Bus Company) that creates liability to third parties for any such failure by the MTA or MTA Bus Company to act, it being understood and agreed that the City is fully responsible to the Transit Alliance Companies, Varsity and GTJ for any failure by the MTA and/or the MTA Bus Company to comply with the arrangements set forth in this Agreement):

(a)                                  Prior to the Transition Date applicable to the individual Transit Alliance Company (hereinafter “Applicable Transition Date”), the MTA Bus Company shall offer employment (to commence at 12:01am on the day after the Applicable Transition Date) to (i) all members of TWU Local 100 employed by Jamaica and Triboro on the Transition Date on the terms and conditions substantially similar to those contained in Jamaica’s and Triboro’s current collective bargaining agreement with TWU Local 100 (“TWU CBA”), (ii) all members of ATU Local 1181 employed by Command on the Transition Date on the terms and conditions substantially similar to those contained in Command’s current collective bargaining agreement with ATU Local 1181 (“Command ATU CBA”), and (iii) all members of ATU Local 1179 employed by Green on the Transition Date on the terms and conditions substantially similar to those contained in Green’s current collective bargaining agreement with ATU Local 1179 (“Green ATU CBA”) (the TWU CBA, Command ATU CBA and Green ATU CBA, each a “CBA”). A list of such employees is set forth in Exhibit 2. Notwithstanding the above, the MTA Bus Company shall not be obligated to offer employment to any individual who has previously been terminated for cause by the MTA or any of its agencies, affiliates, or subsidiaries. The City understands and agrees that a number of these employees are inactive and that the offer to each such employee shall remain open for so long as such employee would have been entitled to return to the applicable Transit Alliance Company had the Transit Alliance Company continued to provide Bus Service (such union employees, together with similarly-situated non-union employees who are offered employment by the MTA Bus Company, the “Inactive Employees”).

(b)                                 Except as otherwise provided in this Section 2.1(b), for the non-union employees of the Transit Alliance Companies and Varsity, prior to the Applicable Transition Date, the MTA Bus Company will offer employment (to commence at 12:01 am on the day after the Applicable Transition Date) to those individuals who are set forth in Exhibit 3, including, without limitation, Inactive Employees. The offer of employment to any Inactive Employee shall remain open for so long as such Inactive Employee would have been entitled to return to the applicable Transit Alliance Company and/or Varsity had the Transit Alliance Company or

Varsity continued to provide Bus Service after the Applicable Transition Date. Exhibit 4 sets forth terms and conditions of such employment and wages and benefits, health and welfare and pension plans available with respect to each of the non-union employees. The Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer, Chief Accounting Officer of the Transit Alliance Companies and any other employee identified on the attached Exhibit 5 are Excluded Employees who will not be offered positions with the MTA Bus Company. The Transit Alliance Companies may make severance payments to such Excluded Employees but the Parties agree that such severance payments are not eligible for reimbursement by the City as operating expenses or for any other reason and neither the City nor the MTA shall have any responsibility for any severance paid by the Transit Alliance Companies to any Excluded Employee for any reason. Any employees who do not accept employment or who are not offered positions with the MTA Bus Company shall also receive payment from the Transit Alliance Companies, to the extent they are entitled to such payment, for earned and unused sick, personal or vacation days (for any employees, whether or not such employee is an MTA Transit Alliance Company Employee, as such term is defined below in Section 2.1(d), such leave is herein referred to as “Accrued Leave”) in accordance with Section 2.2(d) of this Agreement and the City shall promptly reimburse the Transit Alliance Companies for such payments in respect of Accrued Leave in the amount actually paid by the Transit Alliance Companies. To the extent the Transit Alliance Companies make payments in respect of any Accrued Leave, the Transit Alliance Companies shall be reimbursed by the City within the period contemplated by the next to last sentence of Section 1.3 of this Agreement. Non-union employees hired by the MTA Bus Company will receive severance from the MTA Bus Company if terminated without cause within the first year of their employment with the MTA Bus Company. The amount of severance pay shall equal one month’s base salary (not including benefits) for each full year of service with the Transit Alliance Company, not to exceed twelve months’ base salary, less the amount paid to such employee in salary by the MTA Bus Company prior to the date of termination. However, any non-union employee terminated without cause after nine months of service with the MTA Bus Company shall be entitled to severance pay of three months’ base salary (not including benefits).

(c)                                  The Transit Alliance Companies represent and warrant that each employee listed in Exhibits 2 and 3 is an employee of a Transit Alliance Company or Varsity who as of the date hereof was engaged in the business of providing Bus Service and is actively at work or absent in accordance with an established policy of a Transit Alliance Company or Varsity and has the contractual or legal right to return to active work within the terms of such policy or of a CBA.

(d)                                 The employees who receive and accept offers of employment from the MTA Bus Company and become employees of the MTA Bus Company effective on the day after the Applicable Transition Date or who are Inactive Employees as of such date and who are ready, willing and able to become MTA Bus Company employees before the expiration of their right to return to work shall be referred to in this Agreement as “MTA Transit Alliance Company Employees.”

2.2                                 Health and Welfare Benefits. The Transit Alliance Companies shall continue to provide or cause to be provided (e.g., by payment of contractually required contributions to their respective union-related plans) (a) to MTA Transit Alliance Company Employees and MTA Transit Alliance Company Retirees (as defined below) medical, dental and life insurance benefits through the last day of the month in which the Applicable Transition Date occurs, and (b) to MTA Transit Alliance Company Employees all workers’ compensation, disability and other welfare benefits through the Applicable Transition Date. The City shall reimburse the Transit Alliance Companies for all costs associated with providing such benefits as if such benefits were provided during the operation of the Transit Alliance Companies prior to the Applicable Transition Date, including, but not limited to, benefit claims and administrative and other expenses from the Applicable Transition Date through the last day of the month in which such Transition Date occurs. For purposes of this Agreement, MTA Transit Alliance Company Retiree shall mean any retiree of a Transit Alliance Company who is entitled to receive retiree benefits, under the terms of the Health and Welfare Plans (as defined below), immediately prior to or due to retirement on the Applicable Transition Date. The City warrants and represents to the Transit Alliance Companies that the City has arranged with the MTA Bus Company as follows:

(a)                                  Responsibility for Benefits Claims.

(i)                                     The MTA Bus Company shall be responsible for all medical, dental, life insurance, workers’ compensation, disability and other welfare benefit claims with respect to MTA Transit Alliance Company Employees incurred after termination of benefits under the plans or policies of a Transit Alliance Company, the TWU Health Benefit Trust, or the ATU Health Benefit Trusts (such plans or policies and health trusts collectively, the “Health and Welfare Plans”) (i.e., for workers’ compensation, disability and other welfare benefits commencing on the Applicable Transition Date and for medical, dental and life insurance benefits from and after the first day of the month following the month in which the Applicable Transition Date occurs), in accordance with the applicable Health and Welfare Plans. The MTA Bus Company shall further be responsible for any medical, dental or life insurance benefit claims with respect to MTA Transit Alliance Company Retirees who are entitled to such benefits under the terms of the Health and Welfare Plans incurred after the first day of the month following the month in which the Applicable Transition Date occurs. It is understood and agreed that for purposes of this Agreement, “claims with respect to” any individual includes without limitation claims related to dependents/beneficiaries of such individual who, under the Health and Welfare Plans, are entitled to the benefits in question.

(ii)                                  The MTA Bus Company shall further be responsible for all wage claims related to workers’ compensation and disability benefit claims with respect to MTA Transit Alliance Company Employees for pay periods ending after the Applicable Transition Date.

(iii)                               Subject in each case to the City’s obligation to reimburse each Transit Alliance Company set forth below:

•                  Each Transit Alliance Company (or the TWU Health Benefit Trust or ATU Health Benefit Trusts) shall retain its previous responsibility for all medical, dental and life insurance benefit claims with respect to MTA Transit Alliance Company Employees or MTA Transit Alliance Company Retirees incurred on or prior to the last day of the month in which the Applicable Transition Date occurs. The City shall reimburse the Transit Alliance Companies for all costs, including, but not limited to, premium payments, benefit claims and administrative and other expenses, associated with providing such benefits on and after the Transition Date as if such benefits were provided during the operation of the Transit Alliance Companies prior to the Applicable Transition Date.

•                  Each Transit Alliance Company shall retain its previous responsibility for all workers’ compensation, disability and other welfare benefit claims with respect to MTA Transit

Alliance Company Employees incurred on or prior to the Applicable Transition Date and all wage claims related to workers’ compensation and disability benefit claims with respect to MTA Transit Alliance Company Employees for pay periods ending on or prior to the Transition Date.

•                  Except as otherwise provided in this Agreement, each Transit Alliance Company (or the TWU Health Benefit Trust or ATU Health Benefit Trusts) shall retain its previous responsibility for all health and welfare benefits claims and obligations with respect to any other Transit Alliance Company employees or former employees and in accordance with applicable plans and/or insurance policies.

To the extent provided for by current City procedures, all expenses of the Transit Alliance Companies with respect to the foregoing shall be reimbursable as eligible expenses.

(b)                                 Establishment of Programs. Prior to the Applicable Transition Date, but effective upon the termination of benefits provided under the Health and Welfare Plans (i.e., for workers’ compensation, disability and other welfare claims as of the Applicable Transition Date, and for medical, dental and life insurance benefits, the first day of the month following the month in which the Applicable Transition Date occurs), the MTA Bus Company shall have established and shall maintain workers’ compensation, medical, dental, life insurance, disability benefits and other health and welfare programs that provide the MTA Transit Alliance Company Employees and MTA Transit Alliance Company Retirees, and their respective eligible dependents and beneficiaries, with health and welfare benefits no less favorable in the aggregate than those they had immediately prior to the Applicable Transition Date. The MTA Bus Company program shall be responsible for maintaining continuation health coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Part 6 of

Title I of ERISA for those employees of the Transit Alliance Companies who are not hired by the MTA and who do not continue employment with a Transit Alliance Company, Varsity, or any other related or affiliated entity, and their qualified beneficiaries. The MTA Bus Company will cause the waiver of all pre-existing conditions, exclusionary provisions and waiting period requirements with respect to coverage of MTA Transit Alliance Company Employees and MTA Transit Alliance Company Retirees (and their dependents/beneficiaries) under all health and welfare plans in which such individuals are eligible to participate after the Transition Date to the extent such individuals were not subject to any such conditions, exclusions or requirements under the Health and Welfare Plans immediately prior to the Transition Date. The MTA Bus Company will credit any MTA Transit Alliance Company Employees and MTA Transit Alliance Company Retirees (and their respective eligible dependents/beneficiaries) with any amounts paid during the plan year in which the Applicable Transition Date occurs for purposes of satisfying deductible amounts, out-of-pocket limits, or similar limits under any MTA Bus Company plan in which such individuals participate during the plan year in which the Applicable Transition Date occurs.

(c)                                  Credit for Service. The MTA Bus Company will credit MTA Transit Alliance Company Employees with all service with a Transit Alliance Company, Varsity or with an affiliate or predecessor of a Transit Alliance Company or Varsity for eligibility and participation with respect to health and welfare benefits, including without limitation retiree medical coverage.

(d)                                 Accrued Vacation and Sick Leave. The MTA Bus Company will permit MTA Transit Alliance Company Employees to use all Accrued Leave to the extent such use would be consistent with any Transit Alliance Company or Varsity policy in effect as of the

Applicable Transition Date (i.e., such leave must be available to the employee in question on such date and use of available days may be subject to any limits any Transit Alliance Company or Varsity policy would put on such use). Each Transit Alliance Company and Varsity shall cooperate in the transfer of such Accrued Leave by taking any administrative steps, necessary or desirable, to facilitate the transfer (i.e., shall provide the MTA with applicable records and policies). The City shall seek no direct or indirect reimbursement from any Transit Alliance Company or Varsity in connection with any such Accrued Leave (including via any break-even or operating assistance calculation) and shall indemnify and hold each Transit Alliance Company, Varsity, their respective directors, officers and employees, harmless against any claims of MTA Transit Alliance Company Employee with respect to such Accrued Leave and shall promptly (and in no event later than thirty (30) days from written notice together with backup documentation customarily provided and accepted) reimburse each Transit Alliance Company or Varsity for any amounts paid by it in respect of any Accrued Leave. The MTA Bus Company will credit MTA Transit Alliance Company Employees for service with a Transit Alliance Company, Varsity or their predecessors or affiliates for purposes of determining entitlement to vacation, sick and personal days under the MTA Bus Company policies.

(e)                                  Changes to Health and Welfare Benefits. Notwithstanding anything to the contrary on Exhibit 4 hereto, the MTA Bus Company shall act in good faith at all times in making any changes to the health and welfare benefits set forth on Exhibit 4 hereto and will not discriminate against MTA Transit Alliance Company Employees with respect to any changes in future benefits when making any such changes (i.e., will treat MTA Transit Alliance Company Employees no less favorably than comparable employees of the MTA Bus Company when making any such changes).

(f)            The City will continue to fund the operating deficits of the ATU Health Benefit Trusts. The City will fund the operating deficits of the TWU Health Benefit Trust related to Triboro upon the Transition Date for Triboro and related to Jamaica upon the Transition Date for Jamaica. Operating deficits shall include all expenses remaining after required employer contributions through the Applicable Transition Date, including claims for benefits (including run-off of claims) and administrative expenses through final termination of the plan (including, but not limited to, preparation of required government reports; filing fees; and reasonable actuarial, accounting and legal expenses).

2.3           Severance. Each Transit Alliance Company represents and warrants that it has no contractual obligation to any MTA Transit Alliance Company Employee for severance or termination pay or similar compensation as a result of any action or event contemplated by this Agreement.

2.4           Pension Plans.

(a)           Prior to consummating the transactions involving Jamaica and Triboro contemplated hereby, the City shall proceed with either, at its sole and exclusive option, 2.4(a)(i) or 2.4(a)(ii) below. The failure of the conditions of 2.4(a)(i) or 2.4(a)(ii) to be satisfied shall not relieve the City of its obligation to close the transactions, except that the City shall not be obligated to close if the Transit Alliance Companies have failed to meet their obligations under 2.4(a).

(i)            The conditions of 2.4(a)(i) are:

(A)          The MTA Bus Company, the MTA, the Trustees of the TWU-NYC Pension Plan or an appropriate party acting on behalf of the TWU-NYC Pension Plan, Jamaica and Triboro, and/or other appropriate parties, shall have entered into a Pension

Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the TWU-NYC Pension Plan into the Metropolitan Transportation Authority Defined Benefit Pension Plan (“MTA Plan”); (B) the transfer of all assets of the TWU-NYC Pension Plan to the MTA Plan; (C) the assumption by the MTA Plan of liabilities of the TWU-NYC Pension Plan; (D) the transfer of appropriate records of the TWU-NYC Pension Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(B)           The MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the TWU-NYC Pension Plan, the MTA Plan (i) provides that Eligible TWU-NYC Pension Plan Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible TWU-NYC Pension Plan Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the TWU-NYC Pension Plan provided as of such Transition Date. “Eligible TWU-NYC Pension Plan Beneficiaries” refers collectively to any individual who, immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the TWU-NYC Pension Plan, whether or not such individual is an MTA Transit Alliance Company employee, and each individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Plan as described in Section 2.4.

(ii)           The conditions of 2.4(a)(ii) are:

(A)          The MTA shall have amended the MTA Plan so that effective upon the day after the Applicable Transition Date, the MTA Plan (1) provides that each MTA Transit Alliance Company Employee who on the Applicable Transition Date was a participant in the TWU-NYC Pension Plan be credited with all service as recognized under the TWU-NYC

Pension Plan for purposes of vesting and eligibility (including eligibility for early retirement, disability and other retirement benefits), but not benefit accrual;  and (2) provides for benefits for such MTA Transit Alliance Company Employee as of the day after the Applicable Transition Date on substantially the same terms and conditions as the TWU-NYC Pension Plan provided as of such Transition Date; and

(B)           The Transit Alliance Companies shall have provided or caused to have been provided to MTA Bus Company a complete and accurate schedule listing the name of each applicable MTA Transit Alliance Employee who on the Applicable Transition Date was a participant in the TWU-NYC Pension Plan, and each such employee’s (1) Social Security Number, (2) gender, (3) date of birth, (4) date of initial participation in the TWU-NYC Pension Plan, and (5) uninterrupted seniority under the TWU-NYC Pension Plan as of the Applicable Transition Date. In addition the Transit Alliance Companies shall provide or cause to be provided true and complete copies of (6) the TWU-NYC Pension Plan (including all amendments thereto), (7) the most recent summary plan description with respect to the TWU-NYC Pension Plan, (8) the most recent actuarial valuation report prepared with respect to the TWU-NYC Pension Plan, (9) the most recent favorable determination letter issued by the Internal Revenue Service with respect to the TWU-NYC Pension Plan and (10) any material written communications delivered to participants in the TWU-NYC Pension Plan. Jamaica and Triboro shall also have used their best efforts to cause the non-vested benefits of the MTA Transit Alliance Company Employees in the TWU-NYC Pension Plan to be fully vested as of the Applicable Transition Date. If such non-vested benefits are so vested, the City shall pay Jamaica and Triboro an amount equal to the actual incremental cost of vesting such unvested benefits within thirty (30) days of such amount being determined and provided to the City, and

Jamaica and Triboro shall thereupon pay such cost to the NYC-TWU Pension Plan, provided that the payments contemplated in this sentence do not have to occur prior to Closing.

(b)           Prior to consummating the transactions involving Command contemplated hereby, the City shall proceed with either, at its sole and exclusive option, 2.4(b)(i) or 2.4(b)(ii) below. The failure of the conditions of 2.4(b)(i) or 2.4(b)(ii) to be satisfied shall not relieve the City of its obligation to close the transactions, except that the City shall not be obligated to close if the Transit Alliance Companies have failed to meet their obligations under 2.4(b).

(i)            The conditions of 2.4(b)(i) are:

(A)          The MTA Bus Company, the MTA, the Trustees of the Command-Local 1181 Pension Plan or an appropriate party acting on behalf of the Command-Local 1181 Pension Plan, and Command, and/or other appropriate parties, shall have entered into a Pension Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the Command-Local 1181 Pension Plan into the MTA Plan; (B) the transfer of all assets of the Command-Local 1181 Pension Plan to the MTA Plan;  (C) the assumption by the MTA Plan of liabilities of the Command-Local 1181 Plan; (D) the transfer of appropriate records of the Command-Local 1181 Pension Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(B)           The MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the Command – Local 1181 Pension Plan, the MTA Plan (i) provides that Eligible Command-Local 1181 Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible Command-Local 1181

Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the Command-Local 1181 Pension Plan provided as of such Transition Date. “Eligible Command-Local 1181 Beneficiaries” refers collectively to any individual who, immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the Command-Local 1181 Pension Plan, whether or not such individual is an MTA Transit Alliance Company employee, and each individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Plan as described in this Section 2.4.

(ii)           The conditions of 2.4(b)(ii) are:

(A)          The MTA shall have amended the MTA Plan so that effective upon the day after the Applicable Transition Date, the MTA Plan (1) provides that each MTA Transit Alliance Company Employee who on the Applicable Transition Date was a participant in the Command-Local 1181 Pension Plan be credited with all service as recognized under the Command-Local 1181 Pension Plan for purposes of vesting and eligibility (including eligibility for early retirement, disability and other retirement benefits), but not benefit accrual;  and (2) provides for benefits for such MTA Transit Alliance Company Employee as of the day after the Applicable Transition Date on substantially the same terms and conditions as the Command-Local 1181 Pension Plan provided as of such Transition Date.

(B)           The Transit Alliance Companies shall have provided or caused to have been provided to MTA Bus Company a complete and accurate schedule listing the name of each applicable MTA Transit Alliance Employee who on the Applicable Transition Date was a participant in the Command-Local 1181 Pension Plan, and each such employee’s (1) Social Security Number, (2) gender, (3) date of birth, (4) date of initial participation in the Command-Local 1181 Pension Plan, and (5) uninterrupted seniority under the Command-Local 1181

Pension Plan as of the Applicable Transition Date. In addition the Transit Alliance Companies shall provide or cause to be provided true and complete copies of the Command-Local 1181 Pension Plan (including all amendments thereto), (7) the most recent summary plan description with respect to the Command-Local 1181 Pension Plan, (8) the most recent actuarial valuation report prepared with respect to the Command-Local 1181 Pension Plan, (9) the most recent favorable determination letter issued by the Internal Revenue Service with respect to the Command-Local 1181 Pension Plan and (10) any material written communications delivered to participants in the Command-Local 1181 Pension Plan. Command shall also have used its best efforts to cause the non-vested benefits of the MTA Transit Alliance Company Employees in the Command-Local 1181 Pension Plan to be fully vested as of the Applicable Transition Date. If such non-vested benefits are so vested, the City shall pay Command an amount equal to the actual incremental cost of vesting such unvested benefits within thirty (30) days of such amount being determined and provided to the City and Command shall thereupon pay such cost to the Command-Local 1181 Pension Plan, provided that the payments contemplated in this sentence do not have to occur prior to Closing.

(c)           Prior to consummating the transactions involving Green contemplated hereby the City shall proceed with either, at its sole and exclusive option, 2.4(c)(i) or 2.4(c)(ii) below. The failure of the conditions of 2.4(c)(i) or 2.4(c)(ii) to be satisfied shall not relieve the City of its obligation to close the transactions, except that the City shall not be obligated to close if the Transit Alliance Companies have failed to meet their obligations under 2.4(c).

(i)            The conditions of 2.4(c)(i) are:

(A)          The MTA Bus Company, the MTA, the Trustees of the Green Retirement Plan or an appropriate party acting on behalf of the Green Retirement Plan, and Green, and/or other appropriate parties, shall have entered into a Pension Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the Green Retirement Plan into the MTA Plan; (B) the transfer of all assets of the Green Retirement Plan to the MTA Plan; (C) the assumption by the MTA Plan of liabilities of the Green Retirement Plan; (D) the transfer of appropriate records of the Green Retirement Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(B)           The MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the Green Retirement Plan, the MTA Plan (i) provides that Eligible Green Retirement Plan Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible Green Retirement Plan Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the Green Retirement Plan provided as of such Transition Date. “Eligible Green Retirement Plan Beneficiaries” refers collectively to any individual who, immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the Green Retirement Plan, whether or not such individual is an MTA Transit Alliance Company, and each individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Plan as described in this Section 2.4.

(ii)           The conditions of 2.4(c)(ii) are:

(A)          The MTA shall have amended the MTA Plan so that effective upon the day after the Applicable Transition Date, the MTA Plan (1) provides that each MTA

Transit Alliance Company Employee who on the Applicable Transition Date was a participant in the Green Retirement Plan be credited with all service as recognized under the Green Retirement Plan for purposes of vesting and eligibility (including eligibility for early retirement, disability and other retirement benefits), but not benefit accrual; and (2) provides for benefits for such MTA Transit Alliance Company Employee as of the day after the Applicable Transition Date on substantially the same terms and conditions as the Green Retirement Plan provided as of such Transition Date; and

(B)           The Transit Alliance Companies shall have provided or caused to have been provided to MTA Bus Company a complete and accurate schedule listing the name of each applicable MTA Transit Alliance Employee who on the Applicable Transition Date was a participant in the Green Retirement Plan, and each such employee’s (1) Social Security Number, (2) gender, (3) date of birth, (4) date of initial participation in the Green Retirement Plan, and (5) uninterrupted seniority under the Green Retirement Plan as of the Applicable Transition Date. In addition the Transit Alliance Companies shall provide or cause to be provided true and complete copies of the Green Retirement Plan (including all amendments thereto), (7) the most recent summary plan description with respect to the Green Retirement Plan, (8) the most recent actuarial valuation report prepared with respect to the Green Retirement Plan, (9) the most recent favorable determination letter issued by the Internal Revenue Service with respect to the Green Retirement Plan and (10) any material written communications delivered to participants in the Green Retirement Plan. Green shall also have used its best efforts to cause the non-vested benefits of the MTA Transit Alliance Company Employees in the Green Retirement Plan to be fully vested as of the Applicable Transition Date. If such non-vested benefits are so vested, the City shall pay Green an amount equal to the actual incremental cost of vesting such unvested benefits within thirty (30) days of such amount being determined and provided to the City and Green shall thereupon pay such cost to the Green Retirement Plan, provided that the payments contemplated in this sentence do not have to occur prior to Closing.

(d)           Prior to and as a condition to the Parties’ obligation to close the transactions involving Green contemplated hereby, the MTA Bus Company, the MTA, the Trustees of the Green Non-Union Retirement Plan and Green shall have entered into a Pension Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the Green Non-Union Retirement Plan into the MTA Plan; (B) the transfer of all assets of the Green Non-Union Retirement Plan to the MTA Plan; (C) the assumption by the MTA Pension Plan of liabilities of the Green Non-Union Retirement Plan; (D) the transfer of appropriate records of the Green Non-Union Retirement Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(e)           Prior to and as a condition to the Parties’ obligation to close the transactions involving Green contemplated hereby, the MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the Green Non-Union Retirement Plan, the MTA Plan  (i) provides that Eligible Green Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible Green Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the Green Non-Union Retirement Plan provided as of such Transition Date. “Eligible Green Beneficiaries” refers collectively to any individual who, immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the Green Non-Union Retirement Plan, whether or not such individual is an MTA Transit Alliance Company Employee, and each such individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Plan as described in this Section 2.4.

(f)            Prior to and as a condition to the Parties’ obligation to close the transactions involving Command contemplated hereby, the MTA Bus Company, the MTA, the Trustees of the Command Non-Union Retirement Plan, and Command shall have entered into a Pension Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the Command Non-Union Retirement Plan into the MTA Plan; (B) the transfer of all assets of the Command Non-Union Retirement Plan to the MTA Plan; (C) the assumption by the MTA Pension Plan of liabilities of the Command Non-Union Retirement Plan; (D) the transfer of appropriate records of the Command Non-Union Retirement Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(g)           Prior to and as a condition to the Parties’ obligation to close the transactions involving Command contemplated hereby, the MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the Command Non-Union Retirement Plan, the MTA Plan (i) provides that Eligible Command Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible Command Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the Command Retirement Plan provided as of such Transition Date. “Eligible Command Beneficiaries” refers collectively to any individual who, immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the Command Retirement Plan, whether or not such individual is an MTA Transit Alliance Company

Employee, and each such individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Pension Plan as described in this Section 2.4.

(h)           Prior to and as a condition to the Parties’ obligation to close the transactions involving Triboro contemplated hereby, the MTA Bus Company, the MTA, the Trustees of the Triboro Non-Union Retirement Plan and Triboro shall have entered into a Pension Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the Triboro Non-Union Retirement Plan into the MTA Plan; (B) the transfer of all assets of the Triboro Non-Union Retirement Plan to the MTA Plan; (C) the assumption by the MTA Pension Plan of liabilities of the Triboro Non-Union Retirement Plan; (D) the transfer of appropriate records of the Triboro Non-Union Retirement Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(i)            Prior to and as a condition to the Parties’ obligation to close the transactions involving Triboro contemplated hereby, the MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the Triboro Non-Union Retirement Plan, the MTA Plan (i) provides that Eligible Triboro Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible Triboro Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the Triboro Non-Union Retirement Plan provided as of such Transition Date. “Eligible Triboro Beneficiaries” refers collectively to any individual who, immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the Triboro Non-Union Retirement Plan, whether or not such individual is an MTA Transit Alliance Company

Employee, and each such individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Pension Plan as described in this Section 2.4.

(j)            Prior to and as a condition to the Parties’ obligation to close the transactions involving Jamaica contemplated hereby, the MTA Bus Company, the MTA, the Trustees of the Jamaica Non-Union Retirement Plan, and Jamaica shall have entered into a Pension Agreement providing for, all as set forth in the Pension Agreement, (A) the merger of the Jamaica Non-Union Retirement Plan into the MTA Plan; (B) the transfer of all assets of the Jamaica Non-Union Retirement Plan to the MTA Plan; (C) the assumption by the MTA Pension Plan of liabilities of the Jamaica Non-Union Retirement Plan; (D) the transfer of appropriate records of the Jamaica Non-Union Retirement Plan to the MTA Plan; and (E) agreed upon representations and warranties.

(k)           Prior to and as a condition to the Parties’ obligation to close the transactions involving Jamaica contemplated hereby, the MTA shall have amended the MTA Plan so that effective upon the transfer of assets from the Jamaica Non-Union Retirement Plan, the MTA Plan (i) provides that Eligible Jamaica Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company for purposes of vesting, eligibility and benefit accrual; and (ii) provides for benefits for Eligible Jamaica Beneficiaries as of the Applicable Transition Date on substantially the same terms and conditions as the Jamaica Non-Union Retirement Plan provided as of such Transition Date. “Eligible Jamaica Beneficiaries” refers collectively to any individual who immediately prior to the Applicable Transition Date, is receiving benefits or is or may be entitled to benefits under the Jamaica Non-Union Retirement Plan, whether or not such individual is an MTA Transit Alliance Company

Employee, and each such individual’s beneficiaries, whose pension benefit liabilities are to be assumed by the MTA Pension Plan as described in this Section 2.4.

(l)            Prior to and as a condition to the Parties’ obligation to close the transactions contemplated hereby, the MTA shall have amended the MTA Plan so that effective as of the first Transition Date, the MTA Plan (i) provides that Eligible Varsity Beneficiaries be credited with all service with a Transit Alliance Company or an affiliate of a Transit Alliance Company, including Varsity, for purposes of vesting, eligibility and benefit accrual; (ii) provides for benefits for Eligible Varsity Beneficiaries as of the Transition Date on the same terms and conditions as the Retirement Plan for Certain Employees of GTJ & Affiliates (the “GTJ Plan”) provided as of the Transition Date; and (iii) provides that, an Eligible Varsity Beneficiary’s benefit under the MTA Plan will be reduced by the amount of such Eligible Varsity Beneficiary’s accrued benefit under the GTJ Plan as of the Transition Date. “Eligible Varsity Beneficiaries” refers collectively to MTA Transit Alliance Company Employees who are employees of Varsity and participants in the GTJ Plan on the Transition Date, the names of whom are listed on Schedule 2.4(o) hereto (the “Varsity Participants”), and their beneficiaries. Varsity and GTJ shall have provided or caused to have been provided to MTA Bus Company and the MTA Plan a complete and accurate schedule listing the name of each Varsity Participant and such participant’s (i) Social Security Number, (ii) gender, (iii) date of birth, (iv) date of initial participation in the GTJ Plan, and (v) years of service in the GTJ Plan as of the Applicable Transition Date.

(m)          It is the understanding, intent, and agreement of the Parties that the MTA Bus and the MTA, or their successors, shall not permit or cause the MTA Plan to reduce the accrued benefit as of the applicable Effective Date, of any Alliance Company Plan Participant

under any Alliance Company Plan for any reason at any time except and only to the extent that the Internal Revenue Service, or any court or other agency with jurisdiction over the matter requires such a reduction; provided that each affected Alliance Company Plan Participant be timely notified of any potential reduction and shall have the right, at his or her own expense, to intervene in any such action or appeal to prevent such reduction of his or her accrued benefit.

(n)           The Transit Alliance Companies shall be responsible for the preparation of required government reporting (including, but not limited to, IRS Forms W-2P, 1099 and 5500) with respect to the Transit Alliance Company Plans referenced in Sections 2.4(d), (f), (h), and (j) hereof for all periods prior to the Applicable Transition Date and the City shall pay or reimburse the Transit Alliance Companies for the reasonable fees, costs and expenses related thereto.

2.5           401(k) Plans. Upon the request of the trustees or the administrator of any of the 401(k) Plans listed in this Section 2.5, the City shall arrange for MTA Bus to facilitate the rollover of distributions from such 401(k) Plan into a 401(k) plan or its equivalent to be offered by the MTA or MTA Bus Company to participants in such 401(k) Plan. The 401(k) Plans are: (i) the A.T.U. Local 1179 and Green Bus Lines, Inc. 401(k) Plan; (ii) the ATU Local 1181 and Command Bus Company, Inc. 401(k) Plan; (iii) the T.W.U.–N.Y.C. Private Bus Lines 401(k) Savings Plan; (iv) the GTJ & Affiliates 401(k) Plan; and (v) the Jamaica Buses, Inc. 401(k) Plan. Any rollover or transfer of participant loans, if any, shall be subject to MTA approval and after-tax contributions, if any, may not be rolled over or transferred. The City shall pay charges, if any, that are agreed upon charges (set forth in Exhibit 6 to this Agreement) associated with the rollovers or distributions from the applicable 401(k) plan.

ARTICLE III:  MTA BUS COMPANY

3.1                                 Cooperation. During the period after the execution of this Agreement and before the Applicable Transition Date, each Transit Alliance Company, Varsity and GTJ will cooperate in good faith with the City and the MTA Bus Company in order to facilitate the MTA Bus Company being able to provide bus service beginning on the Applicable Transition Date; provided that the foregoing shall not require any Transit Alliance Company to make any changes to its business operations and access to employees shall be at the applicable bus depot and subject to employee time availability, the applicable Transit Alliance Company’s bus operations and maintenance of good labor relations. To the extent that MTA Bus Company elects to enter any applicable bus depot prior to the Applicable Transition Date, MTA Bus Company shall assume all risks associated with such entrance and performance, and the City shall indemnify and hold harmless the applicable Transit Alliance Company from any and all claims, losses and damages arising out of such entrance. Throughout this period, and subject to the foregoing, each Transit Alliance Company, Varsity, and GTJ shall provide the MTA Bus Company with reasonable access to its facilities, records, and employees on prior notice at agreed upon times during regular business hours, provided however that the MTA Bus Company shall not remove any records or any copies of records from the premises without the applicable Transit Alliance Company’s written permission until after the Applicable Transition Date. Each Transit Alliance Company shall provide such information, data and technical assistance as is reasonably required by the City’s and the MTA’s representatives in order to accomplish the technical changes, staff acquisition and training as may be necessary to assure uninterrupted bus service to begin immediately after the Applicable Transition Date.

3.2                                 Assignment of Licensed Systems. As set forth in Section 1.1(b)(x), the acquisition does not include third-party software, information, accounting, or payroll systems licensed rather than owned by the Transit Alliance Companies, including any software systems or modifications/enhancements owned by Varsity or GTJ (“Licensed Systems”). The Parties will explore the possibility of the City and/or the MTA Bus Company obtaining licenses or other authorization to use such Licensed Systems. If requested, the Transit Alliance Companies will consent to an assignment of such Licensed Systems to the City and/or the MTA Bus Company without further compensation to the Transit Alliance Companies, but only to the extent that any such assignment does not interfere, limit or ultimately cause the Transit Alliance Companies or their subsidiaries, affiliates or successor(s) to forfeit any rights to use or continue to use the Licensed Systems. Any assignment or authorization to use Licensed Systems owned by Varsity or GTJ is contingent upon the City and Varsity and/or GTJ reaching an agreement on appropriate compensation to be paid by the City to Varsity or GTJ.

3.3                                 Assignment of Contracts Other Than Licensed Systems. Except as provided in Section 3.2, the Transit Alliance Companies will endeavor to make its vendors available to the MTA and will consent to assignment of its contracts to the MTA after the Applicable Transition Date upon request by the MTA. Effective on the Applicable Transition Date, the City shall assume or shall cause the MTA to assume all the Transit Alliance Companies’ obligations under the contracts related to the Transit Alliance Companies’ ordinary course of operations and set forth on Exhibit 7 hereto. Exhibit 7 shall be agreed upon prior to each Applicable Closing Date. Each contract listed on Exhibit 7 is a valid and binding agreement of the applicable Transit Alliance Company and is in full force and effect. Except as otherwise provided in Exhibit 7, there has been no breach or default by a Transit Alliance

Company under any Contract listed on Exhibit 7 except for breaches or defaults that have been cured, or waived, or are not material.

3.4                                 Mass Transportation Lease and Service Agreement. The Mass Transportation Lease and Service Agreement between the City and a Transit Alliance Company relating to the lease of buses, project equipment and/or project vehicles (collectively “Buses”) from the City to the applicable Transit Alliance Company shall terminate at 11:59 PM on the Applicable Transition Date provided that the City shall provide to the applicable Transit Alliance Company a release and waiver as contemplated by Section 4.2(e) hereof. The Transit Alliance Companies shall return all Buses to the City on that date at the appropriate depot. Prior to the Applicable Transition Date, the Parties will discuss how the MTA Bus Company intends to address the leasing of tires for the Buses; provided that no Transit Alliance Company will be obliged to remove any Transit Alliance Company-owned or Transit Alliance Companies -leased tires from the Buses. The City will arrange for the MTA Bus Company to remove any Transit Alliance Company identification from each bus after the Applicable Transition Date and prior to inception of its operation by the MTA Bus Company.

3.5                                 Access to Books and Records. Following the Applicable Transition Date, for a period of six (6) years, the City, the MTA and/or the MTA Bus Company and their respective counsel, accountants, and other representatives, will be permitted, upon reasonable notice to the Transit Alliance Companies, during normal business hours, reasonable access to the books, records, files, documents, correspondence and other data pertaining to the Transit Alliance Companies’ operations (including the computer systems in which such records and other data is stored) that are part of the Excluded Assets with respect to the period prior to the Closing to the extent that such access may be reasonably required by the City to facilitate (a) the investigation, litigation and final disposition of any claims which are or have been made against the Transit Alliance Companies (other than claims brought by the City, MTA , or MTA Bus Company), or which are made against the City with respect to Bus Service provide by the Transit Alliance Companies, or (b) insurance or government audits. Such access shall include without limitation the right to make copies of all such books, records, files, documents, correspondence and other data. For such 6 year period, upon reasonable notice, the Transit Alliance Companies or their successor shall make reasonably available at their sole expense, without charge to the City or MTA Bus Company, employees with knowledge of such records (including computer records) for purpose of data retrieval and records assembly for the foregoing purposes, and shall make reasonable office space available at a facility in which the City or MTA Bus Company and/or its representatives can review and assemble the applicable records and data. For a period of six (6) years after the Closing, the Transit Alliance Companies or their successor will not dispose of any such books, records, files, records, correspondence and other data (including data stored in electronic form) without giving 30 days prior written notice to the City and MTA Bus Company and providing the opportunity for the City and MTA Bus Company to examine and take possession of such books, records, files, documents, correspondence, and data.

ARTICLE IV: CLOSING

4.1                                 The Closing.    (a)  There shall be a closing with respect to this Agreement for each Transit Alliance Company (individually, a “Closing” and collectively, the “Closings”). All Closings shall take place at the offices of the New York City Law Department, 100 Church Street, New York, New York, at 10:00 a.m., and the Closing for (i) Command shall be on December 2, 2005; (ii) for Green shall be on January 6, 2006; (iii) for Jamaica shall be on January 27, 2006; and (iv) for Triboro shall be on February 17, 2006; or such other places, times and dates as the Parties may agree. The actual time and dates of the Closings for each of the respective Closings are each herein referred to as the “Applicable Closing Date(s).”  The Parties agree to use their best efforts to cause each Applicable Closing Date to occur as soon as practicable consistent with the provisions of this Agreement.

(b)                                 If one or more Closings do not occur on their respective Applicable Closing Date due to the entry of an order in the Andre Matter, enjoining one or more of the Parties from taking actions contemplated herein and thereby delaying the occurrence of any Applicable Transition Date, then within thirty (30) days of the earliest to occur of: (i) the last date to appeal such order, if no notice of appeal is filed; or (ii) the final and non-appealable resolution of the validity of such order (whether upholding or reversing the grant of such relief (the “Final Closing Date”, as the case may be), the Parties shall close the transactions contemplated by this Agreement without any further extension of time. In the event of an injunction that delays the Applicable Transition Date, the City shall pay the Transit Alliance Companies in accordance with the terms of the operating assistance agreements, as currently applied by the Parties, the following amounts for the use of the applicable bus depot facility:

•      Triboro:  $215,416.67/month

•      Green;  (both facilities combined): $283,333.34/month

•      Jamaica:  $126,250.00/month

(the “Deemed Rent”) All payments on account of Deemed Rent shall commence on the first day of the first month immediately following the date that would have been the Applicable Transition Date for each of the Transit Alliance Companies but for the imposition of the injunction and shall continue to be paid during the pendency of the injunction.

4.2                                 Deliveries by the City. On the terms and subject to the conditions of this Agreement, at each Closing, for the Transit Alliance Company that is the subject of the Closing, the City shall deliver to such Transit Alliance Company the following:

(a)                                  The Purchase Price in accordance with Section 1.3(e) by wire transfer pursuant to wire transfer instructions provided by each Transit Alliance Company:

(b)                                 Good and sufficient instruments of assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to such Transit Alliance Company;

(c)                                  A certificate of an officer of the City that all actions by the MTA, the MTA Bus Company, and the City required to be undertaken prior to the Closing have been fully performed, including without limitation all actions required by Section 2 hereof;

(d)                                 Instruments of release and waiver regarding the matters contemplated by Sections 1.2 and 3.3 above substantially in the form of Exhibit 8 hereto;

(e)                                  All payments related to the applicable Real Property Lease which are due and payable on the Applicable Closing Date.

(f)                                    Copies of all environmental assessment studies obtained by the City with respect to any of the Real Property, including without limitation, all Phase I studies; and

(g)                                 Such other instruments or documents, in form and substance reasonably acceptable to such Transit Alliance Company, as may be necessary to effect the Closing.

4.3                                 Deliveries by the Transit Alliance Companies. On the terms and subject to the conditions of this Agreement, at each Closing, the applicable Transit Alliance Company shall deliver to the City the following:

(a)                                  Good and sufficient bills of sale and instruments of assignment and transfer, conveying, assigning and transferring to the City good and marketable title to the

Acquired Assets of such Transit Alliance Company consistent with the provisions of Section 1.1 of this Agreement;

(b)                                 Evidence of shareholder approval of this Agreement and the transactions contemplated hereunder;

(c)                                  Such other instruments or documents in form and substance reasonably acceptable to the City, as may be necessary to effect the Closing.

4.4                                 Non-Union Pension Agreements And Other Pre-Requisites to Closing. On the terms and subject to the conditions of this Agreement, each Closing shall not occur prior to (i) the execution of applicable non-union pension agreements in accordance with Section 2.4, (ii) the applicable amendment of the MTA Plan in accordance with Section 2.4, (iii) the execution and delivery of the Real Property Leases described in Section 1.2 (c) hereof, and (iv) the occurrence of all actions that pursuant to the terms of this Agreement are to occur prior to the Closing.

ARTICLE V:  REPRESENTATIONS AND WARRANTIES

5.1                                 Operating Authority Beyond November 30, 2005. The Parties acknowledge that the legal authority for the Transit Alliance Companies to continue to operate Bus Service in the City after November 30, 2005 is dependent upon the adoption of a local law authorizing the New York City Department of Transportation, subject to the approval of the New York City Franchise and Concession Review Committee, or such other action that the City determines is sufficient to extend the Transit Alliance Companies’ operating authority beyond November 30, 2005. If necessary, the City shall diligently pursue the extension of the Transit Alliance Companies’ operating authority, subject to the same terms and conditions as the Transit Alliance Companies are currently operating under.

5.2                                 Representations and Warranties of the Transit Alliance Companies. Each Transit Alliance Company represents and warrants to the City as follows:

(a)                                  Due Organization. The Transit Alliance Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to own all of its properties and assets and to carry on its businesses as they are now being conducted.

(b)                                 Authorization and Validity of Agreement. The Transit Alliance Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to Section 5.1 above, to consummate the transactions contemplated hereunder. The execution, delivery and performance by the Transit Alliance Company of this Agreement and the consummation by the Transit Alliance Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate action on the part of the Transit Alliance Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by the Transit Alliance Company of the transactions contemplated hereby, except the consent of the shareholders of the Transit Alliance Company. Each Transit Alliance Company will diligently take such steps as are necessary to obtain shareholder approval. This Agreement has been duly executed and delivered by the Transit Alliance Company and, assuming the due authorization, execution and delivery hereof by the City, is a valid and legally binding obligation of the Transit Alliance Company, enforceable against the Transit Alliance Company in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)                                  No Conflict; Consents. The execution, delivery and performance by the Transit Alliance Company of this Agreement and the consummation by the Transit Alliance Company of the transactions contemplated hereby:  (i) will not violate, or result in the violation of, any provision of any judgment or decree specifically applicable to the Transit Alliance Company; and (ii) subject to the approval of shareholders, will not violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Transit Alliance Company.

(d)                                 Title to Acquired Assets; Liens and Encumbrances. As of the date of this Agreement, the Transit Alliance Company has good, valid and marketable title to all the Acquired Assets of the Transit Alliance Company and all such Acquired Assets are free and clear of all Liens except (i) liens that will be eliminated prior to or at the Closing, (ii) any interest in the Acquired Assets already owned by the City, (iii) liens for current taxes not yet due and payable, (iv) liens imposed by law, (v) the Assumed Liabilities and liens related thereto, (vi) other minor imperfections in title not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto (the types of liens identified in clauses (i) — (vi) above being herein referred to as “Permitted Liens”).

(e)                                  Legal Proceedings. To the actual knowledge of the Transit Alliance Company and except as set forth on Exhibit 9 hereto, (i) there is no action, proceeding or governmental investigation currently pending against the Transit Alliance Company which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement; (ii) there is no action, proceeding or governmental investigation currently pending against the Transit Alliance Company which could reasonably be expected to have a Material Adverse Effect; and (iii) the Transit Alliance Company is not in violation of any term of any judgment, decree, injunction or order entered by any court of competent jurisdiction and outstanding against it, which violation would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect that is, either individually or together with other effects, materially adverse to the assets, properties, business, operations, net income or financial condition of the Transit Alliance Company’s bus operation, taken as a whole.

(f)                                    Environmental Matters. To the actual knowledge of the Transit Alliance Company, there are no Environmental Liabilities (as defined below) relating to the Transit Alliance Company’s bus operation or the Acquired Assets except those are set forth in the attached Exhibit 10. “Environmental Liabilities” means any and all liabilities which (i) arise under Environmental Laws and (ii) are based upon actions occurring or conditions existing on or prior to the applicable Transition Date. As used in this Agreement, “Environmental Laws” means any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, injunctions, orders or decrees regulating or imposing liability or standards of conduct concerning pollution, hazardous materials or protection of the environment, in effect as of the date of this Agreement.

(g)                                 Absence of Certain Liabilities and Changes. From the date of this Agreement and through the Applicable Transition Date, none of the Transit Alliance Companies, Varsity or GTJ will (i) grant (or enter into an agreement to grant) any general increase (“general increase”, for purposes hereof, means an increase generally applicable to a class or group of employees of a company but does not include increases granted to individual employees for merit, length of services, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group) in any rate or rates of salaries or compensation to directors, officers or employees or agents or any specific increase in the salary or compensation to any officer, agent or employee; (ii) fail to inform the City of any material damage, destruction or loss to any Acquired Asset, whether or not covered by insurance; or (iii) establish any new plan, program or arrangement or, except as expressly provided for hereby, adopt a material modification or amendment or provision for material increases in any existing plan, program or arrangement, or written interpretation or announcement by a Transit Alliance Company, Varsity or GTJ under any Plan which would materially increase the expense of maintaining such Plan. For purposes of this section, “Plan” means any plan, program, policy, fund, arrangement, or agreement providing for benefits for employees of a Transit Alliance Company, Varsity or GTJ, including, without limitation, any “employee benefit plan” as that term is defined in Section 3(3) of the ERISA, all retirement, pension benefit, profit sharing, medical, dental, disability, vacation, hospitalization, incentive, bonus, executive compensation, deferred compensation, and any other similar material fringe or employee benefit plan, fund, program or arrangement, whether or not covered by ERISA, which is maintained by a Transit Alliance Company, Varsity or GTJ for the benefit of, or relates to, any or all present or former employees or directors of such Transit Alliance Company, Varsity or GTJ. Notwithstanding the foregoing, the parties hereto recognize and agree that certain Transit Alliance Companies are contributing employers to either multi-employer or single employer pension and health and welfare plans for such Transit Alliance Companies’ unionized employees, and that the boards of trustees for such plans have the authority to modify or amend the plans; provided, however, to the extent appropriate, such Transit Alliance Companies shall advise the trustees that it has appointed that it prefers that such trustees vote against any such modification or amendment that increases the cost of any such multi-employer plan; and provided further that, to the extent practicable, the Transit Alliance Companies shall give the City and the MTA advance written notice of any modification or amendment and, unless MTA Bus Company otherwise agrees, if such modification or amendment increases any cost of MTA Bus Company or the MTA with respect to any Transit Alliance Company Eligible Beneficiaries, MTA Bus Company and the MTA shall not be obligated to provide or fund such increase.

(h)                                 No Broker. None of the Transit Alliance Companies, Varsity or GTJ have employed or utilized the services of any broker, finder, or investment banker who is entitled to a commission in connection with this Agreement or the transactions contemplated by it.

(i)                                     Licenses and Permits. Exhibit 11 is a list, together with a brief description, of all licenses and permits material to the Transit Alliance Companies’ business, issued or registered in the name of any Transit Alliance Company. Except as set forth in Exhibit 11, all licenses held by any Transit Alliance Company are in full force and effect.

(j)                                     Each Transit Alliance Company has made all required contributions to their respective pension plans and all required contractual contributions to their respective health trusts.

5.3                                 Representations and Warranties of the City. The City represents and warrants to the Transit Alliance Companies as follows:

(a)                                  Due Organization and Power of the City. The City is a municipal corporation, duly established and validly existing under the constitution and laws of the State of New York and The City of New York and is authorized by the laws of the State of New York and The City of New York to enter into this Agreement and perform its obligations hereunder.

(b)                                 Authorization and Validity of Acquisitions. The City has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder. The execution and delivery by the City of this Agreement have been duly authorized by all necessary action, no other action on the part of the City is necessary to authorize the performance by the City of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the City, and, assuming the due authorization, execution and delivery by the Transit Alliance Companies, is a valid and legally binding obligation of the City to the limit of the available appropriation and enforceable against the City in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting creditors’ rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or law.

(c)                                  No Conflict; Consents. The execution, delivery and performance by the City of this Agreement and the consummation by the City of the transactions contemplated hereby:  (i) will not violate, or result in the violation of, any provision of any judgment or decree specifically applicable to the City;  and (ii) will not violate any provision of the New York City Charter, the New York City Administrative Code, or the Rules of the City of New York.

(d)                                 Legal Proceedings. To the actual knowledge of the City, except as set forth in Exhibit 12, there is no action, proceeding or governmental investigation currently pending against the City which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

ARTICLE VI: COVENANTS AND TRANSACTIONS PRIOR TO CLOSING

6.1                                 Conduct of the Business Prior to the Applicable Transition Date. Each Transit Alliance Company agrees that, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by the City, during the period commencing on the date of this Agreement and ending at the Applicable Transition Date:

(a)                                  The bus operations shall be conducted only in the ordinary course of business consistent with past practice;

(b)                                 Subject to the following provisos, each Transit Alliance Company will use reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with them, provided, however, that none of the Transit Alliance Companies may increase compensation or benefits or pay any special bonuses and provided further that none of the Transit Alliance Companies shall be obligated to take any steps outside of the ordinary course of their business in respect of the foregoing obligations;

(c)                                  Each Transit Alliance Company shall promptly notify the City in writing of, and furnish to City information reasonably requested by the City with respect to them individually, the occurrence of any event or the existence of any state of facts that would result in any of the Transit Alliance Company’s representations and warranties not being true in all material respects;

(d)                                 Each Transit Alliance Company shall maintain its books, accounts and records (manual and automated) in the ordinary course, consistent with past practice, and make no material change in the accounting methods or practices with respect to their business or the Acquired Assets; and

(e)                                  Each Transit Alliance Company, prior to undertaking any negotiation or discussion with any labor union as to recognition, labor contracts, or other matters of like import relating to its business, will first notify and consult with the City, the MTA and the MTA Bus Company and furnish to the City, the MTA and/or the MTA Bus Company such information relating thereto as the City, the MTA, and/or the MTA Bus Company may reasonably request.

6.2           Further Actions. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, using its best efforts:  (i) to obtain any licenses, permits, consents, approvals, authorizations, qualifications and order of governmental authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance as is reasonably requested in connection with the foregoing. Without limiting the generality of the foregoing, from and after the date hereof and following the Closing, the Parties shall execute and deliver such further documents and instruments and do such other acts and things as the Transit Alliance Companies or the City, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.

ARTICLE VII:  CONDITIONS PRECEDENT

7.1           Conditions Precedent to the Obligation of the Transit Alliance Companies. The obligations of each Transit Alliance Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by such Transit Alliance Company) at or prior to the Closing of each of the following additional conditions:

(a)           Accuracy of Representations and Warranties. The representations and warranties of the City contained herein shall have been true and correct in all material respects on and as of the date thereof and (except to the extent such representations and warranties speak of an earlier date) shall continue to be true and correct in all material respects as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)           Performance of Agreement. The City shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date, and each of the MTA and MTA Bus Company shall have performed and undertaken all actions and matters contemplated by this Agreement to be performed by it prior to the Closing.

7.2           Conditions Precedent to Obligation of the City. The obligations of the City to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the City) at or prior to the Closing of each of the following additional conditions:

(a)           Accuracy of Representations and Warranties. The representations and warranties of the Transit Alliance Companies and Varsity Transit contained herein shall have been true and correct in all material respects on and as of the date hereof and (except to the extent such representations and warranties speak of an earlier date) shall continue to be true and correct in all material respects as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)           Performance of Agreement. The Transit Alliance Companies shall have performed and complied in all material respects with all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them individually prior to or on the Closing Date.

ARTICLE VIII:  EXPIRATION OF THE TRANSIT ALLIANCE COMPANIES’
OPERATING AUTHORITY

8.1           The City will promptly pay those ongoing operating expenses generally referred to as “break-even” payments for any period of time after the Applicable Transition Date, within 30 days of the Transit Alliance Companies’ submission of reasonable and customary documentation of such expenses (i.e., the level and type of documentation that is consistent with what is currently required or customarily provided and accepted under the operating assistance arrangements between the Parties). In addition, the City will promptly pay, within 30 days of the Transit Alliance Companies’ submission of reasonable documentation, (i) post-termination expenses in accordance with current City procedures, including without limitation retroactive worker’s compensation adjustments, insurance premiums and cancellation payments, if any; and (ii) operating expenses incurred or paid by the Transit Alliance Companies after the Closing which are reimbursable in accordance with current City procedures that the Transit Alliance Companies learns about or incurs upon or after the Closing, and which the City acknowledges and agrees shall include without limitation final taxes, preparation of final payroll records and financial statements,  post-termination expenses related to health coverage, or any COBRA related expenses for those who do not obtain such coverage from MTA Bus Company benefit plans, and such other expenses related to the wind-down of the Transit Alliance Companies’ business as the Parties may agree.

8.2           Release by the Transit Alliance Companies. In consideration of the payments and performance of the obligations set forth in this Agreement, effective on the Applicable Transition Date, and subject to the other terms and conditions of this Agreement, each Transit Alliance Company, Varsity and GTJ releases the City and all of the City’s present or former agents, employees, subdivisions, agencies or departments from any and all causes of action, suits, debts, claims, sums of money, accounts, balances, retainages, reckonings, bonds, bills, covenants, contracts, agreements, controversies, promises, variances, trespasses, judgments, executions and demands whatsoever, in law, admiralty and in equity, which such Transit Alliance Company, Varsity and GTJ and their successors and assigns ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever (i) from the beginning of the world until the Applicable Transition Dates and arising out of the Transit Alliance Company, Varsity and GTJ providing bus service pursuant to any and all operating authority granted by the City of New York including any agreement between the Transit Alliance Company and the City for reimbursement of operating expenses or for any monies due or to become due thereunder, except for the payments in accordance with Section 8.1 above; and (ii) from the beginning of the world until the applicable Transition Dates and arising out of expiration and/or termination of the operating authority granted the Transit Alliance Company by the City for the operation of buses on the streets of the City; but expressly excluding from the terms of this release, all obligations of the City, MTA and MTA Bus Company under this Agreement, the Real Property Leases, the Pension Agreements, and the transactions contemplated hereby and thereby.

8.3           Release by City. In consideration of the Acquired Assets and performance of the obligations set forth in this Agreement, effective upon the Applicable Transition Date and subject to the other terms and conditions of this Agreement, the City releases each Transit Alliance Company, Varsity and GTJ and their respective directors, officers and employees, from any and all causes of action, suits, debts, claims, sums of money, accounts, balances, retainages, reckonings, bonds, bills, covenants, contracts, agreements, controversies, promises, variances, trespasses, judgments, executions and demands whatsoever, in law, admiralty and in equity, which the City and its successors and assigns ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever (i) from the beginning of the world until the Transition Date and arising out of the Transit Alliance Company providing bus service pursuant to any and all operating authority granted by the City of New York including any agreement between the Transit Alliance Company, Varsity and GTJ and the City for reimbursement of operating expenses or for any monies due or to become due thereunder, except for the payments in accordance with Section 8.1 above; and (ii)  from the beginning of the world until the Applicable Transition Date and arising out of expiration and/or termination of the operating authority granted the Transit Alliance Company by the City for the operation of buses on the streets of the City; but expressly excluding from the terms of this release, all obligations of the Transit Alliance Company, Varsity and GTJ under this Agreement, the Real Property Leases, the Pension Agreements and the transactions contemplated hereby and thereby.

8.4           Discontinuance of Legal Proceedings. In consideration of this Agreement, on the last of the Applicable Closing Dates or the Final Closing Date, as the case may be, (the “Operative Date”) the Transit Alliance Companies, who are plaintiffs in Green Bus Lines, Inc., et al. v. The City of New York, et al., Index No. 18770/04, currently pending in Supreme Court of the State of New York, Queens County (“State Court Green Bus Litigation”), and appellants in Green Bus Lines, Inc. v. The City of New York, Docket No. 05-CV-1399, currently pending in the United States Court of Appeals for the Second Circuit (“Federal Court Green Bus Litigation”), agree (1) to withdraw all motions and discontinue, with prejudice, all claims or causes of action in the State Court Green Bus Litigation, and (2) to withdraw their appeal in the Second Circuit in the Federal Court Green Bus Litigation. On the Operative Date, the Parties to this Agreement who are also parties in the State Court Green Bus Litigation and the Federal Court Green Bus Litigation agree to have their counsel execute stipulations of discontinuance with prejudice and without costs in those matters in the forms annexed hereto as Exhibits 13 and 14. Such stipulations shall be so-ordered, where appropriate, in the respective tribunals in which such matters are pending (with notification to the Appellate Division Second Department to the extent any matter is pending at the Second Department).

8.5           No Admission or Prejudice. Nothing in this Agreement is or shall be deemed to be an admission on the part of the City that the City has any liability to the Transit Alliance Companies, Varsity or GTJ for any claims to compensation from the City arising out of the expiration and/or termination of any franchise or operating authority granted the Transit Alliance Companies by the City for the operation of buses on the streets of the City, and/or the City’s or the MTA’s commencement of operations in the area and/or over the routes operated by the Transit Alliance Companies or provision of service comparable to that provided by the Transit Alliance Companies and any related activities. Nothing in this Agreement is or shall be deemed to be an admission by the Transit Alliance Companies or the City as to the actual value of the Transit Alliance Companies’ assets that are anticipated to be acquired by the City, and the Transit Alliance Companies’ willingness to provide access to the City, the MTA and the MTA Bus Company prior to the Closing of its books, records, facilities and employees, as contemplated by section 3.1 above, shall not operate to prejudice any the Transit Alliance Companies claim for compensation from the City arising out of the expiration and/or termination of any franchise or operating authority granted the Transit Alliance Companies by the City for the operation of buses on the streets of the City, and/or the City’s or the MTA’s use of such books, records, facilities and employees and commencement of operations in the area and/or over the routes operated by  the Transit Alliance Companies or provision of service comparable to that provided by the Transit Alliance Companies and any related activities. Nothing in this Agreement is or shall be deemed to be an admission on the part of the City or the Transit Alliance Companies that either the City or the Transit Alliance Companies has any liability under Section 13(c).

ARTICLE IX:  MISCELLANEOUS

9.1           Fees and Expenses. Except as specifically provided elsewhere in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys’, accountants’ and other advisors’ fees in connection with such negotiation, preparation and execution. The City shall, however,  reimburse the Transit Alliance Companies for reasonable fees and expenses  incurred by it in connection with pension and labor matters related to the transactions contemplated hereby and/or incurred in connection with fulfilling its obligations pursuant to Section 6.2 hereof. In addition, fees and expenses that pursuant to this paragraph are to be borne by the Transit Alliance Companies without reimbursement are not allowable expenses under the expense account for the reimbursement of operating expenses.

9.2           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing delivered (i) by hand, or (ii) by facsimile with an additional copy to be sent by U.S. mail, and shall be deemed to have been duly given or made when delivered by hand, or, in the case of facsimile, when received by the addressee, addressed as follows:

If to the Transit Alliance Companies, Varsity or GTJ:

Jerome Cooper

444 Merrick Road, Suite 370

Lynbrook, New York 11563

With a copy to:

Douglas A. Cooper

Ruskin Moscou Faltischek, P.C.

1425 Reckson Plaza

15th Floor, East Tower

Uniondale, New York 11556-1425

If to the City:

Mark Page, Director

New York City Office of Management and Budget

75 Park Place, 6th Floor

New York, New York 10007

With copies to:

Steven Stein Cushman

Chief, Contracts and Real Estate

New York City Law Department

100 Church Street, Room 3-176

New York, New York 10007

and

Tom Savage, President

MTA Bus Company

347 Madison Avenue

New York, New York 10017

or to such other persons or addresses as any party shall specify as to itself by notice in writing to the other Parties.

9.3           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.4           Entire Agreement. This Agreement (including the attached Exhibits) constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to acquisition of the Acquired Assets and the commencement by the MTA Bus Company of bus service in the areas currently served by the Transit Alliance Companies.

9.5           Binding Effect; Assignability. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. This Agreement shall not be assigned by either of the Parties hereto without the prior written consent of the other party.

9.6           No Third Party Beneficiaries. Except as expressly provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, the Parties agree and acknowledge that the Current Trustees of any Transit Alliance

Company Plan are third party beneficiaries of Section 1.5(a)(v) of this Agreement, but that no other person is or shall be a third party beneficiary.

9.7           Amendment and Waiver. This Agreement may not be amended, modified or supplemented except by a written instrument authorized and executed on behalf of all the Parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

9.8           Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.9           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

9.10         Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the law of the State of New York without regard to conflicts of law principles.

9.11         Venue. The parties agree that any and all claims asserted arising under this Agreement or related thereto shall be heard and determined either in the courts of the United States located in New York City or in the courts of the State of New York located in the City and County of New York.

9.12         Survival. All obligations expressly contemplated to occur on or after the Closing or the Transition Date, all indemnification and hold harmless provisions, and all provisions which by their nature or the particular circumstances at issue can reasonably only be fulfilled after the Closing, shall survive the Closing.

9.13         Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as determined by the Transit Alliance Companies in accordance with Code Section 1060 and the applicable regulations and authorities thereunder. The Transit Alliance Companies shall prepare and complete its income tax returns and reports, including Internal Revenue Service Form 8594, on a basis consistent with such allocations and the City shall not take a position before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocations.

9.14         Payments and reimbursement made pursuant to the provisions of this Agreement that are not made within thirty (30) days of written notice thereof together with backup documentation customarily provided and accepted shall accrue interest at the prime rate announced by JP Morgan Chase from time to time until paid in full.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GREEN BUS LINES, INC.

By:		/s/ Jerome Cooper
	Name:	Jerome Cooper
Title:

COMMAND BUS COMPANY, INC.

By:		/s/ Jerome Cooper
	Name:	Jerome Cooper
Title:

TRIBORO COACH CORP.

By:		/s/ Jerome Cooper
	Name:	Jerome Cooper
Title:

JAMAICA BUSES, INC.

	By:		/s/ Jerome Cooper
		Name:	Jerome Cooper
Title:

VARSITY TRANSIT, INC.

	By:		/s/ Jerome Cooper
		Name:	Jerome Cooper
Title:

GTJ CO., INC.

	By:		/s/ Jerome Cooper
		Name:	Jerome Cooper
Title:

THE CITY OF NEW YORK

	By:		/s/ Marc V. Shaw
		Name:	Marc V. Shaw
		Title:	Deputy Mayor of Operations

Approved as to Form and
Certified as to Legal Authority

/s/ Steve Stein Cushman
Acting Corporation Counsel